Exhibit 10.2

PARTICIPATION AGREEMENT

REALTY INCOME CORPORATION
EXECUTIVE SEVERANCE PLAN

[Date]

Dear [_________]:
We are pleased to inform you that the Compensation Committee of the Board of Directors of Realty Income Corporation (the “Company”) has determined that, effective as of [______] (the “Participation Date”), you are eligible to participate in the Company’s Executive Severance Plan (the “Plan”) as [an Initial Participant] [a Participant] thereunder, subject to your execution and delivery of this Participation Agreement to the Company and subject to the terms and conditions of the Plan and this Participation Agreement. Capitalized terms used but not otherwise defined in this Participation Agreement will have the definitions provided in the Plan.
For purposes of determining your Severance Benefits under the Plan:

•	Your Qualifying Termination Cash Severance Multiple shall be [one (1)][two (2)].

•	Your CIC Termination Cash Severance Multiple shall be [two (2)][three (3)].

•
Your Healthcare Continuation Period shall be equal to [twelve (12) months in the event that you experience a Qualifying Termination (other than a CIC Termination) and eighteen (18) months in the event that you experience a CIC Termination][eighteen (18) months].

This Participation Agreement is subject in all respects to the terms, conditions and provisions of the Plan, as amended from time to time, all of which are made a part of and incorporated by reference into this Participation Agreement. In the event of any conflict between the terms of this Participation Agreement and the terms of the Plan, the terms of the Plan shall govern. By signing this Participation Agreement, and as a condition of your eligibility for the payments and benefits set forth in the Plan, you agree to comply with the provisions of the Plan and you agree to comply with the provisions of this Participation Agreement (including, without limitation, the Restrictive Covenants set forth below) during your employment with the Company or any Subsidiary and, to the extent required by the Restrictive Covenants, after the termination of your employment regardless of the reason for such termination.
This Participation Agreement and the Plan constitute the entire agreement between you and the Company with respect to the subject matter hereof and, as of the Participation Date, shall supersede in all respects any and all prior agreements between you and the Company concerning such subject matter. [By signing this Participation Agreement, you agree that, effective as of the

Participation Date, your Employment Agreement with the Company, dated as of [______], is hereby terminated and of no further force or effect, and you will have no right or entitlement to any severance or other benefits under the terms of such Employment Agreement.]
Restrictive Covenants
By signing below, you hereby acknowledge and agree that:
1.During your employment with the Company, except as may be specifically permitted by the Board in writing, you shall not be engaged in any other business activity which would interfere with the performance of your duties with the Company or be competitive with the business of the Company.  The foregoing restrictions shall not be construed as preventing you from making passive investments in other businesses or enterprises; provided, however, that such other investments will not require services on your part which would in any manner impair the performance of your duties with the Company, and provided further that such other businesses or enterprises are not engaged in any business competitive to the business of the Company.
2.In light of the value to the Company of your knowledge, contacts and working relationships involving the business of the Company, you agree to utilize all of such capacities for the sole use and benefit of the Company and to first offer to the Company any and all of those opportunities which shall come to your knowledge which are within the area of business of the Company.
3.In the course of your employment with the Company, you will receive certain trade secrets, know-how, lists of customers, employee records and other confidential information and knowledge concerning the business of the Company (hereinafter collectively referred to as “information”) which the Company desires to protect.  You understand that such information is confidential, and you agree not to reveal such information to anyone outside the Company during the term of your employment with the Company and indefinitely thereafter.  You further agree that during the term of your employment with the Company and indefinitely thereafter, you will not use such information, directly or indirectly, to compete against the Company.  At such time as you shall cease to be employed by the Company, you shall surrender to the Company all papers, documents, writings and other property produced by you or coming into your possession by or through your employment with the Company and relating to the information referred to in this paragraph, and you agree that all such materials will at all times remain the property of the Company.
4.During the term of your employment with the Company, all patents, processes and other proprietary information developed by you in the course of your employment shall be the sole and exclusive property of the Company.  You covenant and agree to execute any documents or take any action necessary to effectively transfer any rights you may have in such proprietary information to the Company and to maintain the rights, interest and title of the Company in and to such information.  Nothing herein shall be deemed to deny you the protection afforded by California Labor Code Section 2870.
5.A remedy at law for any breach or attempted breach of Paragraphs 1, 2 and 3 above will be inadequate, and you therefore agree that the Company shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach, and you further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or any other equitable relief.
By signing below, you agree to the terms and conditions set forth herein and in the Plan, including without limitation, the Restrictive Covenants set forth above, and acknowledge: (a) your participation in the Plan as of the Participation Date; (b) that you have received and read a copy of the Plan; and (c) that the Restrictive Covenants set forth above shall survive and continue to apply in accordance with their terms notwithstanding a termination of your employment with the Company.

Sincerely,

REALTY INCOME CORPORATION

By: ____________________
Name: [____________]
Title: [____________]

Accepted and Agreed

By: ____________________
Name: [____________]

3